Ziegler, Ziegler & Associates LLP

Counselors at Law

570 Lexington Avenue, Suite 2405

New York, New York 10022

(212) 319-7600

Telecopier (212) 319-7605

May 23, 2024

JPMorgan Chase Bank, N.A., as Depositary

383 Madison Avenue, Floor 11

New York, New York 10179

American Depositary Shares

evidenced by American Depositary Receipts

for deposited class A ordinary shares of

Jiayin Group Inc.

Dear Sirs:

We have acted as counsel to JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), in connection with the Registration Statement on Form F-6 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act of 1933”), by the legal entity created by the Deposit Agreement (as defined below) and Jiayin Group Inc. a corporation organized under the laws of the Cayman Islands (the “Company”) with respect to up to 50,000,000 American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs"), each ADS representing, subject to the provisions of the Deposit Agreement and the ADRs, the right to receive four class A ordinary shares (“Shares”) of the Company. The ADSs will be issued pursuant to the terms and conditions of the Amended and Restated Deposit Agreement among the Company, the Depositary and all Holders and Beneficial Owners from time to time of ADRs issued thereunder (the “Deposit Agreement”). The Deposit Agreement is being incorporated by reference as exhibit (a) to the Registration Statement. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we considered necessary or appropriate to enable us to render this opinion, including but not limited to the Registration Statement, the Deposit Agreement and the form of ADR included as Exhibit A to the Deposit Agreement, as well as such other corporate records, certificates and instruments as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In rendering the opinions set forth herein, we have assumed (i) the Deposit Agreement, on signing, was duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) that at the time any ADSs are issued, (a) the Registration Statement will have been declared effective by the United States Securities and Exchange Commission and remain effective, (b) the relevant Deposited Securities will have been duly authorized, legally and validly issued, will be fully paid and non-assessable, will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, and will constitute "Shares" within the meaning of such term under the Deposit Agreement, and (c) the Deposit Agreement will not have been amended from the version appearing, or incorporated by reference, in the Registration Statement and the ADRs will conform to the form thereof attached to such version of the Deposit Agreement; (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Cayman Islands, Hong Kong, and the People’s Republic of China, (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction, (v) that the Registration Statement was executed by all parties thereto in the manner required by the instructions to Form F-6; (vi) the genuineness and authenticity of all signatures, including electronic signatures, on original documents and the legal capacity, competency and authority of all such signatories; (vii) that photocopy, electronic, conformed, facsimile and other copies submitted to us of original documents conform to the original documents, and that all such original documents were authentic and complete; (viii) that each party thereto will comply with the Deposit Agreement; and (ix) that the rights and remedies set forth in the Deposit Agreement will be exercised reasonably and in good faith.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement and the Registration Statement, will be legally issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

The foregoing opinion is limited to the internal laws of the State of New York as in effect on the date of this letter, and we are expressing no opinion as to the applicability of the laws of any other jurisdiction or the effect of any such laws on the foregoing opinion.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressee hereof cannot use anything contained herein or in any document referred to herein, as “tax advice” (within the meaning given to such term by the U.S. Internal Revenue Service (“IRS”) in IRS Circular 230 and any related interpretative advice issued by the IRS in respect of IRS Circular 230 prior to the date hereof, and hereinafter used within such meaning and interpretative advice). Without admitting that anything contained herein or in any document referred to herein constitutes “tax advice” for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the IRS or by any other administrative body to constitute, “tax advice,” such “tax advice” is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended and the rules and regulations thereunder. This opinion may not otherwise be disclosed to or relied upon by anyone else or used for any other purpose or quoted or referred to or made public in any way without our express prior written consent. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ Ziegler, Ziegler & Associates LLP